Exhibit 10.2

FIRST AMENDMENT TO RESTATED LICENSE AGREEMENT

Between

ALS THERAPY DEVELOPMENT FOUNDATION, INC.

And

ANELIXIS THERAPEUTICS, INC.

This First Amendment (“Amendment #1”) dated as of September 5, 2020 by and between ALS Therapy Development Foundation, Inc., d/b/a ALS Therapy Development Institute, Inc., a Massachusetts non-profit corporation (“ALSTDI”) and Anelixis Therapeutics, Inc., f/k/a Anelixis Pharmaceuticals, Inc., a Delaware corporation (“Company”) (each referred to as a “Party”, and together the “Parties”) hereby amends the Amended and Restated License Agreement between ALSTDI and the Company dated February 18, 2020, (the “Agreement”). Capitalized terms not otherwise defined in this Amendment #1 will have the same meanings as ascribed to such terms in the Agreement. In the event of any conflict between this Amendment #1 and the Agreement or the prior amendments, the terms contained in this Amendment #1 will prevail.

R E C I T A L S

WHEREAS, ALSTDI and the Company are parties to the Agreement, under which ALSTDI has licensed certain rights in patents and know-how to the Company; and

WHEREAS, the Company also has financial obligations to ALSTDI in an amount of

$904,805.45 pursuant to a separate service agreement (the “Master Services Agreement” dated May 20, 2015) for services through December 31, 2019 and the Company wishes to resolve these obligations in part by revision of certain financial terms in the Agreement as hereinafter set forth.

NOW, THEREFORE, ALSTDI and Company hereby agree as follows:

1.
The Company shall pay ALSTDI two hundred and fifty thousand dollars ($250,000) contemporaneously with the execution of the Agreement.

2.
Article 4.1(a) of the Agreement is amended to read as follows.

(a)
Milestone Payments. Company shall notify ALSTDI within one hundred and twenty (120) days of the first achievement of any of the following milestones for the Licensed Product by Company or any of its Sublicensees. At the time of such notification, Company shall pay to ALSTDI the following one-time Milestone Payments for the first occurrence of each milestone event for the first Licensed Product:

CONFIDENTIAL

Exhibit 10.2

Milestone Event	Payment
Dosing of first subject in first toxicity study in non- human primates	$1,000,000
Dosing of first patient in a Phase I Clinical Trial	$1,000,000
Dosing of first patient in Phase IIB Clinical Trial	$ 200,000
Dosing of first patient in a Phase III Clinical Trial	$ 800,000
First completion of a Phase III Clinical Trial with a positive clinical endpoint	$1,000,000
First Regulatory Approval in the US	$1,000,000
First Regulatory Approval in the European Union	$1,000,000
First Regulatory Approval in Asia	$1,000,000
First Commercial Sale in the Territory	$1,000,000

The parties acknowledge that the issuance to ALSTDI of 555,555 shares of the Company’s non-voting common stock pursuant to that certain Non-Voting Common Stock Purchase Agreement dated on or about June 1, 2017 fully satisfies the Company’s obligation to make that certain Milestone Payment for the dosing of the first subject in the first toxicity study in non-human primates pursuant to Section Error! Reference source not found. of the Agreement.

Each Milestone Event may be achieved only once and each Milestone Payment shall be due only once following upon the first achievement of the corresponding Milestone Event. For the avoidance of doubt, in no event shall Company be obligated to pay to ALSTDI Milestone Payments exceeding $7,000,000.

The first five Milestone Events above (the “Clinical Trial Milestones”) are intended to be successive; if any of the Clinical Trial Milestones is reached without achieving a preceding Clinical Trial Milestone, then the amount which would have been payable on achievement of the preceding Clinical Trial Milestone shall be payable upon achievement of the next successive Clinical Trial Milestone. For purposes of the above Milestone Events, the “completion” of a pre-clinical or clinical study means the date of the last examination or intervention of the last research subject for the purpose of data collection for the primary endpoint in that trial.

In the event that the Company develops a second Licensed Product for disease indications different than the first Licensed Product, Company shall notify ALSTDI within ten (10) days of the first achievement of any of the following milestones for the second Licensed Product by Company or any of its Sublicensees. At the time of such notification,

Company shall pay to ALSTDI the following one-time Milestone Payments for the first

CONFIDENTIAL

Exhibit 10.2

occurrence of each milestone event for the second Licensed Product for a disease indication different than the first Licensed Product:

First completion of a Phase III Clinical Trial with a positive clinical endpoint	$ 500,000
First Regulatory Approval in the US	$ 500,000
First Regulatory Approval in the European Union	$ 500,000
First Regulatory Approval in Asia	$ 500,000
First Commercial Sale in the Territory	$ 500,000

Notwithstanding the foregoing, ALSTDI may, in its sole discretion, defer receipt or acceptance of any Milestone Payment to any later date that it selects.

3.
The payment by the Company of $250,000 and the above amendment to Article 4.1 (a) of the Agreement shall be deemed by the Parties to constitute full and complete payment of the aforementioned $904,805.45 owed by the Company to ALSTDI for services through December 31, 2019 pursuant to the Master Services Agreement.

4.
This Amendment #1, when fully executed and delivered together with the aforementioned

$250,000 payment by the Company to ALSTDI, will be incorporated into the Agreement and the Agreement and this Amendment #1 will be deemed one and the same contract. Other than as specifically provided in revised Article 4.1(a), the terms and conditions of the Agreement are not modified by this Amendment # 1 and will remain in full force and effect.

5.
This Amendment #1 constitutes the entire agreement between the parties with respect to the subject matter of Amendment #1 and supersedes all prior agreements or understandings between the parties relating to its subject matter, and may not be changed except by a further written agreement executed by the Parties.

6.
In the event of any conflict between the Agreement and this Amendment #1, the terms contained in this Amendment #1 will prevail.

7.
This Amendment #1 may be executed in counterparts, including by facsimile or by electronic scan copies, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[SIGNATURES FOLLOW]

CONFIDENTIAL

Exhibit 10.2

IN WITNESS WHEREOF, the parties have caused this Amendment# 1 to the Amended and Restated License Agreement between ALSTDI and the Company dated February 18, 2020 to be executed by their duly authorized representatives as of the date first written above.

ALS THERAPY DEVELOPMENT FOUNDATION, INC.

By: /s/ Alexander L. Cappello

Name: Alexander L. Cappello

Title: Authorized Director

ANELIXIS THERAPEUTICS, INC.

By: /s/ Steven Perrin

Name: Steven Perrin

Title: President

CONFIDENTIAL